Exhibit 12(a)(1)

MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FUND INC.

SENIOR OFFICER CODE OF CONDUCT

Macquarie Global Infrastructure Total Return Fund Inc. (“the Fund”) is committed to conducting its business activities in accordance with applicable laws, rules and regulations, reporting of unethical or illegal conduct, and the highest standards of ethics, and to provide full, fair, accurate and timely disclosure to its shareholders and regulators.

The Fund has adopted this Code of Conduct, applicable to the Principal Executive Officer and Principal Financial Officer (or persons performing similar functions) (each a “Senior Officer” and together the “Senior Officers”), to inform them of the standards of conduct that the Fund requires of them and the policies and procedures designed by the Fund to guide them in the performance of their duties.

As a Senior Officer, you must inform yourself of and comply with all applicable laws and regulations, and you must act in an honest, ethical manner.  You have a duty to create an environment and culture for the Fund that encourages high ethical standards and a commitment to compliance.

This Code of Conduct is in addition to, and intended to supplement, the obligations to which you are subject under the applicable securities laws and regulations, including, but not limited to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 as amended, the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and the rules, policies, procedures and codes of ethics adopted by the Fund pursuant to those laws (collectively “Regulations”).

As a Senior Officer, you may be subject to certain conflicts of interest inherent in the operation of the Fund due to your role as an officer of the Fund’s adviser or an affiliate of the Fund’s adviser or because you may currently or in the future serve as senior officer of other funds.  Conflicts of interest may also arise when your personal business activities conflict with or appear to conflict with the Fund. You have a duty to avoid, or resolve in a manner consistent with obligations to the Fund, conflicts of interest between your personal activities and the Fund’s activities.  You must conduct yourself in an honest and ethical manner, and as a Senior Officer, you must maintain a work environment that encourages the internal reporting and prompt addressing of compliance concerns.

STANDARD OF CONDUCT

As a Senior Officer, you have a duty to the Fund to act with integrity and in accordance with the highest standards of ethics.  Integrity requires, among other things, being honest and candid at all times and avoiding deceit.  As a Senior Officer, you must act with integrity at all times but still maintain the confidentiality of information as required by applicable Regulations.

CONFLICTS OF INTEREST

A conflict of interest would include any situation in which your private interests constitute an actual or apparent conflict with the interests of the Fund or otherwise creates the appearance of impropriety.

As a Senior Officer, you are expected to be objective and unbiased when making decisions that affect the Fund, avoiding actual or perceived conflicts of interest whenever possible.  In light of the inherent conflicts of interest that may arise because of your role with Macquarie Fund Adviser, LLC (“the Adviser”) or one of its affiliates, you must be careful to identify situations that may create actual or apparent conflicts of interest and handle them in an ethical manner an in accordance with all applicable Regulations.

You are also required to identify any actual or apparent conflicts of interest between your personal and business relationships to MFA’s CCO and the Fund’s CCO and to handle them in an ethical manner.

If you are in doubt as to the application or interpretation of this Code of Conduct to you as a Senior Officer, or the possibility about a situation that may pose a conflict of interest, you should fully disclose all relevant facts and circumstances to and obtain the approval of the Chief Compliance Officer of the Fund prior to taking any action.

Potential conflict of interest situations that must be approved by the Chief Compliance Officer include but are not limited to, the following:

•                  The receipt of any entertainment or non-nominal gift by the Senior Officer, or a member of his or her family, from any company with which the Fund has current or prospective business dealings, unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•                  Any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than the Adviser and its affiliates; or

•                  A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund to effect portfolio transactions or for selling or redeeming shares.

FUND DISCLOSURES

It is the policy of the Fund  to make full, fair, accurate, timely and understandable  disclosure in compliance with all applicable Regulations in all reports  and  documents  that it files with, or submits to, the  Securities  and Exchange  Commission, the New York Stock Exchange, Inc., any other regulatory agency,  and in all other  public  communications  made by the Fund.  As a Senior Officer, you are required to adhere to this policy and to enforce the procedures adopted by the Fund to achieve compliance with this policy.  In particular, you must:

•       Familiarize yourself with the financial and business operations of the Fund;

•       Inform yourself of the disclosure requirements applicable to the Fund; and

•       Not knowingly misrepresent, or cause others to misrepresent, information about the Fund to others, including to the Directors, auditors, counsel, counsel to the independent directors, governmental regulators or self-regulatory organizations.

COMPLIANCE WITH CODE OF CONDUCT

If you know of or suspect a violation of this Code of Conduct or the other Regulations, you must promptly report that information to the Chief Compliance Officer or in accordance with the “whistle blower” procedures adopted by the Fund.

YOU WILL NOT BE SUBJECT TO RETALIATION DUE TO A GOOD FAITH REPORT OF A SUSPECTED VIOLATION.

The Chief Compliance Officer of the Fund is responsible for investigating and enforcing this Code of Conduct and reporting any violations or suspected violations to the Board of Directors.  The Board of Directors will make the final determination about whether a violation has occurred and will take appropriate disciplinary measures.

RECORDKEEPING

The Fund will maintain all records pursuant to this Code of Conduct in accordance with the record-keeping procedures in Appendix 3 of its Compliance Manual, including any information or materials supplied to the Boards of Directors pursuant to this Code of Conduct that provided the basis for any amendments or relating to any violation of, or waiver from, this Code of Conduct, sanctions imposed for such violation, and a record of the approval or action taken by the Board of Directors.

AMENDMENTS

This Code of Conduct may not be amended except in writing and approved by a majority vote of the Board of Directors, including a majority of its Independent Directors.

CONFIDENTIALITY

All reports and records prepared and/or maintained pursuant to this Code of Conduct are confidential and shall be maintained and protected accordingly.  Except as otherwise required by the Regulations.  Matters regarding this Code of Conduct shall not be disclosed, in whole or in part, to anyone other than officers, directors, and employees of the Fund, its Adviser, counsel to the independent or controlling entities of the Adviser (who have a need to know such matters in connection with the services they provide to the Fund).

ACKNOWLEDGMENT FORM

I have received and read the Macquarie Global Infrastructure Total Return Fund Inc. Senior Officer Code of Conduct, and I understand its contents and its application Regulations as defined in the code.

I understand that I have an obligation to report any suspected violations of the Code of Conduct on a timely basis to the Chief Compliance Officer or in accordance with the “whistle blower” policies adopted by the Fund.

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